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                                                                      Exhibit 11



                               HARSCO CORPORATION
            COMPUTATION OF FULLY DILUTED NET INCOME PER COMMON SHARE
                     (dollars in thousands except per share)

                           ---------------------------

                                                       3 MONTHS ENDED MARCH 31
                                                        1996             1995
                                                    -----------      -----------
Net income                                          $    31,110      $    25,460
                                                    ===========      ===========

Average shares of common stock
       outstanding used to compute
       primary earnings per common
       share                                         25,086,029       25,202,429

Additional common shares to be
       issued assuming exercise of
       stock options, net of shares
       assumed reacquired                               243,047          107,161
                                                    -----------      -----------

Shares used to compute dilutive
       effect of stock options                       25,329,076       25,309,590
                                                    ===========      ===========

Fully diluted net income per
       common share                                 $      1.23      $      1.01
                                                    ===========      ===========

Net income per common share                         $      1.24      $      1.01
                                                    ===========      ===========